Exhibit 5.1

April 26, 2006

                                                  Our File No 2022306-0000315048

Cathay General Bancorp
777 North Broadway
Los Angeles, CA  90012

Attention: Perry Oei, Esq.
           General Counsel

RESALE REGISTRATION STATEMENT ON FORM S-3 OF CATHAY GENERAL BANCORP ON BEHALF OF SELLING STOCKHOLDERS

Ladies and Gentlemen:

We have acted as counsel to Cathay General Bancorp, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of shares (the "Shares") of the Company's Common Stock, $0.01 par value per share, pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about the date of this opinion, on behalf of selling stockholders. The Shares were issued on April 6, 2006 in exchange for shares of Great Eastern Bank ("Great Eastern") upon closing of the Company's tender offer for all issued and outstanding shares of the common stock of Great Eastern pursuant to the Company's Offer to Purchase dated March 9, 2006.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including the following documents and instruments:

Cathay General Bancorp
Attention: Perry Oei, Esq.
           General Counsel
April 26, 2006
Page 2

         A. The Restated Certificate of Incorporation, as amended, of the Company, certified by the Delaware Secretary of State on April April 18, 2006.

         B. A Certificate of Good Standing of the Company, issued by the Delaware Secretary of State on April 17, 2006.

         C. The By-Laws of the Company, certified by the Secretary of the Company on April 26, 2006.

         D. Records of proceedings and actions of the Board of Directors of the Company on February 16, 2006, certified by the Secretary of the Company on April 26, 2006.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

This opinion is limited solely to the Delaware General Corporation Law and applicable provisions of the Delaware Constitution, as applied by courts located in Delaware (collectively, the "Law"), and the reported judicial decisions interpreting the Law.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and nonassessable.

Cathay General Bancorp
Attention: Perry Oei, Esq.
           General Counsel
April 26, 2006
Page 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP
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BINGHAM McCUTCHEN LLP